Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005 Financial Media: Dave Gutierrez, Dresner Corporate Services at (312) 780-7204
CCA Announces 2011 Second Quarter Financial Results
Second Quarter Diluted EPS Increased 21.9% Over the Prior Year Quarter to $0.39
NASHVILLE, Tenn. — August 3, 2011 — CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s leader in partnership corrections and the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the second quarter ended June 30, 2011.
Financial Review — Second Quarter 2011 Compared with Second Quarter 2010
•	Total revenue up 5.6% to $432.8 million from $409.9 million

•	Net income up 15.8% to $42.4 million from $36.6 million

•	Diluted EPS up 21.9% to $0.39 from $0.32

•	Adjusted Diluted EPS up 14.7% to $0.39 from $0.34

•	EBITDA up 9.7% to $113.9 million from $103.8 million
Total management revenue for the second quarter of 2011 increased 5.6% to $430.7 million from $407.7 million during the second quarter of 2010, primarily driven by a 5.4% increase in average daily inmate populations. Management revenue from our federal partners increased 4.7% to $185.9 million generated during the second quarter of 2011 compared with $177.5 million generated during the prior year period. The increase in federal revenue primarily resulted from the commencement in October 2010 of a new contract with the U.S. Marshals Service (USMS) at our Nevada Southern Detention Center combined with higher USMS populations in certain facilities predominantly located in the southwestern region of the United States, as well as per diem increases associated with certain federal contracts. These increases were partially offset by the September 30, 2010 expiration of the contract with the Federal Bureau of Prisons (BOP) at our California City facility.
Management revenue from our state partners increased 6.9% to $216.4 million during the second quarter of 2011 compared with $202.5 million during the second quarter of 2010. State revenue increased primarily as a result of higher inmate populations from the state of California, higher inmate populations related to two expansions in Georgia we completed in May 2010, as well as the commencement of two managed-only contracts in Florida during the third quarter of 2010 at Moore Haven Correctional Facility and Graceville Correctional Facility. The increases in populations were partially offset by reductions in inmate populations from the states of Arizona and Colorado.
10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

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CCA Second Quarter 2011 Financial Results Page 2
Operating income increased 10.9% to $86.8 million during the second quarter of 2011 compared to $78.2 million during the prior year period. The improvement in operating income was due to an increase in revenues combined with a continued focus and effort to contain costs. The improvement in operating income was partially offset by an increase in general and administrative expenses which was largely due to an increase in incentive compensation accruals in 2011 compared to the second quarter of 2010, and an increase in depreciation and amortization resulting from the completion of construction of our Nevada Southern Detention Center and the expansions at our Coffee and Wheeler facilities in Georgia.
EBITDA for the second quarter of 2011 increased 9.7% to $113.9 million from $103.8 million during the second quarter of 2010. Funds From Operations decreased $7.3 million, or 11.2%, to $57.4 million during the second quarter of 2011 from $64.6 million in the prior year quarter as a result of a $14.5 million increase in income tax payments during the second quarter of 2011. Adjusted Funds From Operations, which includes maintenance and technology capital expenditures, for the second quarter of 2011 decreased to $48.0 million compared with $55.4 million during the prior year quarter. Adjusted Funds From Operations per diluted share decreased to $0.45 during the second quarter of 2011 from $0.49 per diluted share in the second quarter 2010. The increase in income tax payments reflected in Funds From Operations and Adjusted Funds From Operations resulted from certain tax planning strategies that resulted in lower tax payments during the prior year quarter, combined with higher estimates of taxable income in the current year compared to the prior year.
Our total average daily compensated population increased 5.4% to 81,044 in the second quarter of 2011 from 76,901 in the second quarter of 2010. Our total portfolio occupancy decreased slightly to 89.9% during the second quarter of 2011 from 90.1% during the second quarter of 2010. The decline in occupancy is due to the completion of our Nevada Southern Detention Center in September 2010, which averaged 70% compensated occupancy during the second quarter of 2011.
Commenting on the second quarter financial results, Chief Executive Officer, Damon Hininger, stated, “We are very pleased with our second quarter financial results. We have continued to generate growth to the bottom line as revenues have continued to increase and cost containment initiatives have helped control expenses.”
Hininger continued, “We are encouraged by the opportunities that are arising as certain states consider efficiency and savings opportunities provided by the partnership corrections industry.”
First Half 2011 Compared with First Half 2010
•	Total revenue up 5.5% to $860.9 million from $815.7 million

•	Net income up 15.7% to $82.7 million from $71.5 million

•	Diluted EPS up 22.6% to $0.76 from $0.62

•	Adjusted Diluted EPS up 18.8% to $0.76 from $0.64

•	EBITDA up 11.5% to $224.3 million from $201.2 million
Operating income increased to $170.2 million during the first six months of 2011 from $150.8 million during the prior year period, an increase of 12.9%. The improvement in our financial results for the first half of 2011 resulted from a 5.6% increase in our average daily inmate populations, to

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CCA Second Quarter 2011 Financial Results Page 3
80,995 during the first half of 2011 from 76,697 during the first half of 2010, combined with the continuation of cost savings strategies resulting from a company-wide initiative to improve operating efficiencies. Further, operating expenses during the first quarter of 2010 included $4.1 million of bonuses paid to non-management level staff in-lieu of wage increases. In addition to our operational improvements, per share results for 2011 were favorably impacted by the share repurchase program further described hereafter.
Operations Highlights
Revenue per compensated man-day in the second quarter of 2011 increased by 0.2%, to $58.40 from $58.26 in the second quarter of 2010. Increases in per diem rates from certain federal and state partners were offset by a change in inmate population mix resulting from higher managed-only inmate populations related to the new management contracts in Florida. Operating expenses per compensated man-day during the second quarter of 2011 decreased 1.4% to $39.71 from $40.27 in the second quarter of 2010. The improvement in operating expenses partially resulted from a 3.8% decline in variable expenses primarily due to a reduction in legal expenses associated with legal matters in which we are involved and cost containment initiatives. Additionally, fixed expenses improved due to a reduction in benefits primarily resulting from more favorable self-insured claims experience in both employee medical and workers compensation.
As of July 31, 2011, we had approximately 12,100 unoccupied beds at facilities that had availability of 100 or more beds, and an additional 1,124 beds under development. This inventory of beds available is reduced to approximately 12,200 beds after taking into consideration the beds committed pursuant to management contracts.
Partnership Development Update
In July 2011, CCA was awarded new contracts upon completion of competitive re-bids for the continued management of up to 1,956 inmates from the state of Hawaii primarily at CCA’s 1,896-bed Saguaro Correctional Facility in Arizona as well as for the continued management of approximately 500 inmates from the state of Vermont primarily at CCA’s Lee Adjustment Center in Kentucky. Both contracts went into effect July 1, 2011. The contract with Hawaii has a base term of three years and provides for two one-year renewal options, whereas the contract with Vermont has a base term of two years and provides for one two-year renewal option.
All of our state partners have finalized their fiscal 2012 budgets, including the state of California. California’s budget provides funding for up to 9,588 beds available to it in four facilities we own outside the state of California. Further, the fiscal year 2012 budget approved a temporary diversion of certain taxes to fund the realignment program which provides the State the ability to reallocate certain responsibilities from the state government to local jurisdictions, including housing certain lower level inmates that are currently the responsibility of the State. The realignment program is prospective in nature and implementation is expected to begin on or about October 1, 2011. Inmates housed in state prisons prior to implementation of realignment will remain in state custody until they are released. Additionally, the U.S. Supreme Court upheld the lower court ruling that requires the state of California to meet an inmate population cap of 137.5% of its current capacity, or 110,000 inmates, by May 24, 2013. As of June 7, 2011, the adult inmate population held in state of California institutions totaled approximately 143,500 inmates, which did not include the California inmates held in out of state facilities. In connection with its ruling, the court set forth targeted reductions, measured every six months, to inmate populations held in the 33 facilities located in the state of

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CCA Second Quarter 2011 Financial Results Page 4
California. We believe the demand for our services will be affected by the State’s plan to comply with the Supreme Court ruling and the impact of the realignment program.
During the fourth quarter of 2010, the California Department of Corrections and Rehabilitation (CDCR) notified CCA of its Intent to Award an additional contract to house up to 3,256 offenders at two of our idled facilities. The CDCR has not withdrawn its Intent to Award. However, we do not believe it will negotiate an agreement under the Intent to Award until it determines the impact of the realignment program and any additional plans to comply with the Supreme Court ruling.
As previously disclosed, under the renewal of our contract with the CDCR, CCA elected not to renew the 880 beds under contract at our Florence Detention Center. In April 2011, the CDCR began the process of transferring those inmates out of our system which was completed in June of 2011. As of July 31, 2011, we housed approximately 9,300 inmates from the state of California.
Share Repurchase Program
In November 2008, the Board of Directors approved a program to repurchase up to $150 million of our common stock that expired on December 31, 2009. In February 2010, the Board of Directors approved a second program to repurchase up to $250 million of common stock. In May 2011, the Board of Directors expanded the plan by $100 million, authorizing an increase in the aggregate amount the Company may repurchase from $250.0 million to $350.0 million. The Company’s Board also authorized the extension of the share repurchase program through December 31, 2012. The size of the authorization was limited taking into consideration the limitations on restricted payments, such as share repurchases, under the Company’s revolving credit facility and outstanding indentures. As of June 30, 2011, the aggregate permitted amount of restricted payments was approximately $173.0 million, which increases quarterly based on 50% of the Company’s net income.
From January 1, 2011 through July 31, 2011, we have repurchased 2.9 million shares at a cost of $70.2 million. As of July 31, 2011, we had approximately $134.2 million remaining under the program to repurchase stock through December 31, 2012. As of July 31, 2011, we had 107.2 million shares outstanding.
Through July 31, 2011, we have repurchased 20.7 million shares in total under both plans at an average cost per share of $16.45, representing approximately 16.5% of the total shares outstanding prior to the initiation of the first program.
Liquidity Update
At June 30, 2011, our liquidity was provided by cash on hand of $54.6 million and $295.3 million available under our revolving credit facility. We believe we have the ability to fund our capital expenditure requirements, stock repurchase program, working capital and debt service requirements with cash on hand, net cash provided by operations, and borrowings available under our revolving credit facility. None of our outstanding debt requires scheduled principal repayments, and we have no debt maturities until December 2012.
Guidance
We expect EPS for the third quarter of 2011 to be in the range of $0.35 to $0.36 and EPS for fourth quarter of 2011 to be in the range of $0.36 to $0.37, resulting in full year 2011 EPS to be in the range of $1.47 to $1.49, with full year Adjusted Funds from Operations Per Diluted Share to be in the range

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CCA Second Quarter 2011 Financial Results Page 5
of $2.33 to $2.40. Guidance for the second half of the year is impacted by wage increases for the majority of our employees effective in July 2011.
We continue to believe the long-term growth opportunities of our business remain attractive as our partners seek cost effective corrections solutions and as insufficient bed development by our partners should result in a return to the supply and demand imbalance that has benefitted the partnership corrections industry.
During 2011, we expect to invest approximately $97.0 million to $112.0 million in capital expenditures, consisting of approximately $52.0 million to $62.0 million in on-going prison construction and expenditures related to potential land acquisitions and $45.0 million to $50.0 million in maintenance and information technology. We also expect an effective income tax rate of approximately 38%, with payments for income taxes expected to approximate $77.0 million to $78.1 million for the full year.
Non-GAAP Measures
Adjusted net income, EBITDA, Funds From Operations, Adjusted Funds From Operations, and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the second quarter of 2011. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.cca.com under “Financial Information” of the Investors section.
Management may meet with investors from time to time during the third quarter of 2011. Written materials used in the investor presentations will also be available on our website beginning on or about August 29, 2011. Interested parties may access this information through our website at www.cca.com under “Webcasts” of the Investors section.
Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on August 4, 2011, to discuss our second quarter 2011 financial results. To listen to this discussion, please access “Webcasts” on the Investors page at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 6:00 p.m. eastern time on August 4, 2011 through 11:59 p.m. eastern time on August 11, 2011, by dialing (888) 203-1112 or (719) 457-0820, pass code 1665147.
About CCA
CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 66 facilities, including 45 company-owned facilities, with a total design capacity of more than 90,000 beds in 20 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate

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CCA Second Quarter 2011 Financial Results Page 6
residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) the outcome of California’s realignment program and its utilization of out of state private correctional capacity; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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CCA Second Quarter 2011 Financial Results Page 7
CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	June 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$54,623	$25,505
Accounts receivable, net of allowance of $1,357 and $1,568, respectively	253,144	305,305
Deferred tax assets	8,464	14,132
Prepaid expenses and other current assets	32,143	31,196
Current assets of discontinued operations	2,030	2,155

Total current assets	350,404	378,293

Property and equipment, net	2,531,333	2,549,295

Restricted cash	6,760	6,756
Investment in direct financing lease	10,039	10,798
Goodwill	11,988	11,988
Other assets	25,824	26,092
Non-current assets of discontinued operations	—	6

Total assets	$2,936,348	$2,983,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$183,723	$203,796
Income taxes payable	113	476
Current liabilities of discontinued operations	1,158	1,583

Total current liabilities	184,994	205,855

Long-term debt	1,104,294	1,156,568
Deferred tax liabilities	123,823	118,245
Other liabilities	33,418	31,689

Total liabilities	1,446,529	1,512,357

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized; 107,169 and 109,754 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	1,072	1,098
Additional paid-in capital	1,290,917	1,354,691
Retained earnings	197,830	115,082

Total stockholders’ equity	1,489,819	1,470,871

Total liabilities and stockholders’ equity	$2,936,348	$2,983,228

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CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
REVENUE:
Management and other	$432,252	$409,207	$859,775	$814,196
Rental	551	692	1,102	1,485

	432,803	409,899	860,877	815,681

EXPENSES:
Operating	297,049	286,227	593,154	575,900
General and administrative	21,782	19,867	43,229	38,481
Depreciation and amortization	27,191	25,556	54,246	50,520

	346,022	331,650	690,629	664,901

OPERATING INCOME	86,781	78,249	170,248	150,780

OTHER EXPENSES (INCOME):
Interest expense, net	18,360	17,303	36,762	34,574
Other expenses (income)	118	(16)	189	56

	18,478	17,287	36,951	34,630

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	68,303	60,962	133,297	116,150
Income tax expense	(25,885)	(23,353)	(50,549)	(44,369)

INCOME FROM CONTINUING OPERATIONS	42,418	37,609	82,748	71,781
Loss from discontinued operations, net of taxes	—	(991)	—	(257)

NET INCOME	$42,418	$36,618	$82,748	$71,524

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.40	$0.33	$0.77	$0.63
Loss from discontinued operations, net of taxes	—	(0.01)	—	—

Net income	$0.40	$0.32	$0.77	$0.63

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.39	$0.33	$0.76	$0.62
Loss from discontinued operations, net of taxes	—	(0.01)	—	—

Net income	$0.39	$0.32	$0.76	$0.62

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CCA Second Quarter 2011 Financial Results Page 9
CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CALCULATION OF ADJUSTED DILUTED EPS

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Net income	$42,418	$36,618	$82,748	$71,524
Special items:
Goodwill impairment for discontinued operations	—	1,684	—	1,684

Adjusted net income	$42,418	$38,302	$82,748	$73,208

Weighted average common shares outstanding — basic	106,977	112,980	107,828	114,163
Effect of dilutive securities:
Stock options	622	770	657	804
Restricted stock-based compensation	129	123	146	139

Weighted average shares and assumed conversions - diluted	107,728	113,873	108,631	115,106

Adjusted Diluted Earnings Per Share	$0.39	$0.34	$0.76	$0.64

CALCULATION OF FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Net income	$42,418	$36,618	$82,748	$71,524
Income tax expense	25,885	23,353	50,549	44,369
Income taxes paid	(41,465)	(26,935)	(41,461)	(26,987)
Depreciation and amortization	27,191	25,556	54,246	50,520
Depreciation and amortization for discontinued operations	—	1,609	—	1,843
Goodwill impairment for discontinued operations	—	1,684	—	1,684
Income tax benefit for discontinued operations	—	(615)	—	(164)
Stock-based compensation reflected in G&A expense	2,251	2,273	4,628	4,279
Amortization of debt costs and other non-cash interest	1,075	1,062	2,141	2,136

Funds From Operations	$57,355	$64,605	$152,851	$149,204

Maintenance and technology capital expenditures	(9,355)	(9,177)	(14,185)	(14,578)

Adjusted Funds From Operations	$48,000	$55,428	$138,666	$134,626

Funds From Operations Per Diluted Share	$0.53	$0.57	$1.41	$1.30

Adjusted Funds From Operations Per Diluted Share	$0.45	$0.49	$1.28	$1.17

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CCA Second Quarter 2011 Financial Results Page 10
CALCULATION OF EBITDA

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Net income	$42,418	$36,618	$82,748	$71,524
Interest expense, net	18,360	17,303	36,762	34,574
Depreciation and amortization	27,191	25,556	54,246	50,520
Income tax expense	25,885	23,353	50,549	44,369
Income from discontinued operations, net of taxes	—	991	—	257

EBITDA	$113,854	$103,821	$224,305	$201,244

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE GUIDANCE

	For the Year Ending
	December 31, 2011
	Low End of	High End of
	Guidance	Guidance
Net income	$159,235	$161,401
Income tax expense	97,596	98,923
Income taxes paid	(77,049)	(78,097)
Depreciation and amortization	109,321	109,321
Other non-cash items	13,500	13,700

Funds From Operations	$302,603	$305,248
Maintenance and technology capital expenditures	(50,000)	(45,000)

Adjusted Funds From Operations	$252,603	$260,248

Funds From Operations Per Diluted Share	$2.79	$2.82

Adjusted Funds From Operations Per Diluted Share	$2.33	$2.40

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
Adjusted Diluted EPS, EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance using GAAP and non-GAAP measures including EPS, Adjusted Diluted EPS, net income, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics, as well as EBITDA to assess the operating performance of the Company’s correctional facilities. EBITDA, Funds From Operations and Adjusted Funds From Operations are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets

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CCA Second Quarter 2011 Financial Results Page 11
diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Funds From Operations substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, maintenance capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. The calculation of Funds From Operations and Adjusted Funds From Operations also reflect the amount of income taxes paid. We continuously evaluate tax planning strategies to reduce the effective tax rate for financial reporting purposes as well as strategies to reduce the amount of taxes we pay. As a result, the amount of taxes we pay may fluctuate from period to period depending on the effectiveness of our strategies. The amount of taxes we pay may also result from many factors beyond our control, such as changes in tax law. Finally, income taxes paid fluctuate significantly from quarter to quarter based on statutory methods of computing inter-period payment requirements and the date such taxes are due.
The Company may make adjustments to GAAP net income and EBITDA, from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted EPS, EBITDA, Funds From Operations and Adjusted Funds From Operations differently than the Company does, or adjust for other items, and therefore comparability may be limited. EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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